QuickLinks -- Click here to rapidly navigate through this document

Exhibit 21.1

Subsidiaries of MSW Energy Holdings II LLC

        MSW Energy Finance Co. II, Inc., a Delaware corporation

        UAE Ref-Fuel II Corp., a Delaware corporation

QuickLinks

  Exhibit 21.1